Wellman, Inc.
Subsidiaries as of December 31, 2001
Company Name	Jurisdiction of Incorporation

ALG, Inc.	Delaware
Carpet Recycling of Georgia, Inc.	Georgia
CJC, Ltd.(merged into KRP, Ltd. 12/31/01)	Bermuda
CKB, Co.	Bermuda
CWB, Ltd. (merged into JCT, Ltd. 12/31/01)	Bermuda
DRS Holdings NV FIISB, Inc.	Netherlands Antilles Delaware
Fiber Industries, Inc.	Delaware
Fibres Finance BV	Netherlands
JCT, Ltd. JRH Collections, Inc.	Bermuda Delaware
Josdav, Inc.	Delaware
KRP, Ltd.	Bermuda
Materials Recovery of California, Inc. MED Resins, Inc.	Massachusetts Delaware
Middlewich Limited	Ireland
MJR Recycling BV	Netherlands
MRF, Inc.	Delaware
Perma Clear East, Inc.	Delaware
Prince, Inc.	Delaware
Resins Finance BV	Netherlands
RGB, Co.	Bermuda
Shobara Company	Ireland
TMD, Co.	Bermuda
Warehouse Associates, Inc.	South Carolina
Wellman BV	Netherlands
Wellman Exports V.I., Inc.	US Virgin Islands
Wellman Fibres Ltd.	United Kingdom
Wellman Finance CV	Netherlands
Wellman France Recyclage Sarl	France
Wellman International Handelsgesellschaft GmbH	Germany
Wellman International Investments	Ireland
Wellman International Limited	Ireland
Wellman International Trading	Ireland
Wellman of Mississippi, Inc.	Delaware
Wellman PAC	New Jersey
Wellman PET Resins Europe BV	Netherlands
Wellman Resins LLC Wellman Receivables Company LLC	Delaware Delaware
Wellman Scholarship Foundation, Inc.	South Carolina
Wellman UK Holdings Ltd.	United Kingdom
Wellman Voluntary Employees Benefit Association	South Carolina